Exhibit 99.1

Press Release	Source: Global Traffic Network
Global Traffic Network Announces Exercise
of Over-allotment Option
New York, NY, May 4, 2006 – Global Traffic Network, Inc. (Nasdaq: GNET) today announced that Feltl & Company, underwriter of the Company’s recently completed initial public offering (IPO), has exercised in full its over-allotment option to purchase an additional 570,000 shares of common stock at the public offering price of $5 per share, less underwriters commissions and expenses.
The over-allotment option was granted in connection with Global Traffic Network’s IPO of 3,800,000 common shares, which closed on March 29, 2006. Total net proceeds to Global Traffic Network from the IPO, including the over-allotment shares, are expected to be approximately $18.9 million. After the exercise of the over-allotment, the Company now has 12,870,000 shares outstanding.
This press release is neither an offer to sell nor a solicitation to buy any securities in any state or jurisdiction in which such offer or solicitation would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering was made solely by means of a prospectus, copies of which may be obtained by contacting Feltl and Company at 225 South Sixth Street, Suite 4200, Minneapolis, MN 55402.
About Global Traffic Network
Global Traffic Network (NASDAQ: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, and operates in seven markets in Canada. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of -pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.GlobalTrafficNetwork.com
This press release contains statements that constitute forward-looking Statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our prospectus, that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
Contact:
Global Traffic Network
Scott Cody, 212-896-1255
scott.cody@globaltrafficnet.com
or
KCSA Worldwide
Todd Fromer / Michael Gallo
212-682-6300
tfromer@kcsa.com / mgallo@kcsa.com